SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 26, 2005
Waste Management, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas (Address of Principal Executive Offices)	77002 (Zip Code)
Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On August 26, 2005, Waste Management, Inc. (the “Company”) entered into a new employment agreement with Cherie C. Rice, Vice President – Finance and Treasurer, effective as of March 7, 2005. The Company announced in March 2005 that Ms. Rice, who has served as Vice President – Finance and Treasurer since January 2004, has been elevated to the Company’s Senior Leadership Team. Ms. Rice previously served as Vice President – Investor Relations for over six years and has approximately 20 years of service with the Company or one of its predecessors.
     The agreement is for a term of two years, and automatically renews for successive one-year periods thereafter. During the employment period, Ms. Rice shall be paid a minimum base salary of $262,000 per year and shall be entitled to a bonus in accordance with the Company’s incentive compensation plan. Ms. Rice shall have a target annual bonus of 50% of her base salary, although her actual bonus may range from 0 – 100% of her base salary, depending on the achievement of certain personal and corporate performance goals. Additionally, Ms. Rice shall be entitled to certain perquisites, including an annual automobile allowance, financial planning services, social organization initiation fees and dues and an annual physical examination. Ms. Rice shall also be entitled to participate in or receive benefits under any and all plans and programs made available to executive employees of the Company generally.
     In the event of the termination of Ms. Rice’s employment by the Company, she will be entitled to certain severance payments. Specifically, if Ms. Rice is terminated without cause or she leaves the Company for good reason, in addition to the benefits all employees receive, including all amounts accrued but unpaid at the date of termination and payments under applicable Company plans, policies and arrangements, Ms. Rice generally is entitled to a payment equal to one times her base salary, of which one-half shall be paid in a lump sum within ten (10) days after such termination and one-half shall be paid during the one (1) year period beginning on the date of termination and shall be paid at the same time and in the same manner as base salary would have been paid if Ms. Rice had remained employed by the Company, and continuation of all health and welfare plan benefits for her and her family for the lesser of one year, her death or until she becomes covered by a subsequent employer. In the event Ms. Rice is terminated without cause or leaves the Company for good reason, in connection with a change in control, she generally is entitled to the same benefits that she would receive as described for a termination without cause or by Ms. Rice for good reason, except the amount of the payment would be made in a lump sum. In the event Ms. Rice’s employment is terminated by reason of death or total disability, she generally will receive all amounts accrued but unpaid at the date of termination, a pro rated bonus payment and any benefits to which she is entitled pursuant to the plans, policies and arrangements of the Company in accordance with their terms.
     Ms. Rice’s agreement also contains certain restrictive covenants, including covenants not to compete or solicit Company customers or employees for a period of two years after the termination of her employment, and a covenant not to disparage the Company.
     The terms “cause,” “good reason,” and “total disability” are all defined in Ms. Rice’s employment agreement.

Item 9.01 Financial Statements and Exhibits
10.1	Employment Agreement between Waste Management, Inc. and Cherie C. Rice, dated August 26, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.

Date: August 30, 2005	By:	/s/ Linda J. Smith

Linda J. Smith, Corporate Secretary

Exhibit Index
10.1	Employment Agreement between Waste Management, Inc. and Cherie C. Rice, dated August 26, 2005